Exhibit 99.1

FOR IMMEDIATE RELEASE	NASDAQ: TRIL TSX: TRIL

TRILLIUM THERAPEUTICS REPORTS FIRST QUARTER 2021 OPERATING AND FINANCIAL RESULTS

CAMBRIDGE, MA, May 7, 2021 – Trillium Therapeutics Inc. (NASDAQ/TSX: TRIL), a clinical stage immuno-oncology company developing innovative therapies for the treatment of cancer, today reported financial and operating results for the three months ended March 31, 2021. All financial amounts in this news release are in United States dollars, unless otherwise stated.

“Coming off an R&D Day last week, we are very excited to have launched a new chapter in Trillium’s evolution,” said Jan Skvarka, Trillium’s President and CEO. “Building on a robust foundation anchored in a demonstrated monotherapy proof of concept of TTI-622 and TTI-621 in multiple lymphoma indications, we have initiated an ambitious Phase 1b/2 program in nine patient settings across hematologic and solid tumor cancers. With a major transformation program that touched literally every aspect of our identity completed in 2020, and approximately $276 million in cash, we are very well positioned to execute the recently initiated Phase 1b/2 program, and generate a robust flow of new data over the next couple of years.”

First Quarter 2021 Financial Results

•	Cash position: As of March 31, 2021, Trillium had cash and cash equivalents and marketable securities of $275.7 million, compared to $291.2 million at December 31, 2020. The decrease in cash and cash equivalents and marketable securities was due mainly to cash used in support of operating activities during the period.

•	Research and development expenses: Research and development expenses for the three months ended March 31, 2021 of $5.9 million were higher than the research and development expenses of $5.0 million for the three months ended March 31, 2020. The increase was due mainly to higher manufacturing costs to support our expanded clinical operations and higher clinical trial costs related to increased patient enrollment.

•	General and administrative expenses: General and administrative expenses for the three months ended March 31, 2021 of $5.4 million were lower than general and administrative expenses of $11.7 million for the three months ended March 31, 2020. The decrease is due mainly to a non-cash loss of $9.3 million on the revaluation of the deferred share unit liability in the prior period, partially offset by $2.1 million of increased stock-based compensation expense in the current period mainly relating to higher weighted average fair values of stock options outstanding and the fair valuation of stock options liabilities.

•	Net loss: Net loss for the three months ended March 31, 2021 of $10.9 million was lower than the loss of $16.3 million for the three months ended March 31, 2020. The net loss was lower due mainly to a non-cash loss of $9.3 million on the revaluation of the deferred share unit liability in the prior period. This was partially offset by higher stock-based compensation, manufacturing, and clinical trial expenses.

About Trillium Therapeutics

Trillium is an immuno-oncology company developing innovative therapies for the treatment of cancer. The company’s two clinical programs, TTI-622 and TTI-621, target CD47, a “don’t eat me” signal that cancer cells frequently use to evade the immune system.

For more information visit: www.trilliumtherapeutics.com

Caution Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable United States federal securities laws and forward-looking information within the meaning of Canadian securities laws (collectively, "forward-looking statements"). The use of words such as "may," "will," "could", "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "seeks," "endeavor," "potential," "continue" or the negative of such words or other similar expressions can be used to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, express or implied statements regarding the therapeutic potential and monotherapy activity of our programs, our clinical development plans and our expectations with respect to initiating Phase 1b/2 studies in hematological and solid tumor malignancies, and the expected timing of the release of further data on Trillium’s TTI-622 and TTI-621 studies. With respect to the forward-looking statements contained in this press release, Trillium has made numerous assumptions regarding, among other things: the impact of the COVID-19 pandemic on its operations, the effectiveness and timeliness of preclinical and clinical trials; and the completeness, accuracy and usefulness of the data. While Trillium considers these assumptions to be reasonable, these assumptions are inherently subject to significant scientific, business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors that could cause Trillium's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release. A discussion of risks and uncertainties facing Trillium appears in Trillium's Annual Report on Form 10-K for the year ended December 31, 2020, with the U.S. Securities Exchange Commission, each as updated by Trillium's continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Trillium disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Trillium Therapeutics Inc. Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited) (amounts in thousands, except share and per share data)
	Three months ended March 31, 2021	Three months ended March 31, 2020
Operating expenses
Research and development expenses	$5,924	$4,988
General and administrative expenses	5,390	11,675
Total operating expenses	11,314	16,663
Operating loss	(11,314)	(16,663)
Other income (expense)
Interest income, net	529	412
Net foreign currency loss	(35)	(24)
Total other income, net	494	388
Net loss before income taxes	(10,820)	(16,275)
Income tax expense	42	23
Net loss and comprehensive loss	(10,862)	(16,298)
Net loss per share, basic and diluted	(0.11)	(0.25)
Weighted average number of common shares used in computing net loss per share, basic and diluted	103,004,158	65,522,274

Trillium Therapeutics Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)
	March 31, 2021	December 31, 2020
Cash and cash equivalents, and marketable securities	$275,652	$291,165
Total assets	288,288	300,822
Total liabilities	15,303	21,975
Total stockholders’ equity	272,985	278,847

Company Contact:

Rosemary Harrison

SVP, Corporate Development and Strategy

Trillium Therapeutics Inc.

416-595-0627 x225

investors@trilliumtherapeutics.com

www.trilliumtherapeutics.com

Media Relations:

Mike Beyer
Sam Brown Inc.

312-961-2502

mikebeyer@sambrown.com